Exhibit 23.1

KPMG LLP
Suite 4000
150 John F.Kennedy Parkway
Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-250810,333-234812, 333-217036, and 333-276831) on Form S-1, registration statements (Nos. 333-261621, 333-229491, 333-229490, 333-223353, 333-276119,and 333-274533) on Form S-3 and registration statements (Nos. 333-262224, 333-255670, 333-238562, 333-233305, 333-229846, 333-218368, 333-215419, 333-210040, 333-204748, 333-191680, 333-182704, and 333-270435) on Form S-8 of our report dated March 5, 2024,with respect to the consolidated financial statements of Seelos Therapeutics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

March 6, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.